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                                                                     EXHIBIT 3.2

                                AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              HOME BANCSHARES, INC.

     Pursuant to Arkansas Business Corporation Act, Home BancShares, Inc. (the "Corporation") does hereby adopt the following amendment to its Restated Articles of Incorporation dated March 12, 1999 ("the Articles of
Incorporation"):

     1. Article THIRD is hereby amended to read in its entirety as follows:

     THIRD: The authorized capital stock (the "Capital Stock") of this Corporation shall be 5,000,000 shares of voting common stock (the "Common Stock") having a value of $.10 per share, and 5,500,000 shares of $0.01 par value preferred stock (the "Preferred Stock"), divided into 2,500,000 shares of class A non-voting, non-cumulative, callable and redeemable, convertible preferred stock ("Class A Preferred Stock") and 3,000,000 shares of class B preferred stock ("Class B Preferred Stock"). Shares of $1.00 par value common stock which are outstanding as of the date of this amendment shall remain outstanding but shall be converted into $.10 par value and the difference between $1.00 and $.10 per share shall be transferred from paid-in capital to capital surplus on the books and records of the Corporation.

     Voting Rights. The Common Stock shall have one vote per share on all matters submitted to the shareholders for a vote. The Preferred Stock shall have no right to vote on any matter except to the extent the specific right to vote is expressly required to be granted to the holder of Preferred Stock by the Arkansas Business Corporation Act of 1987. No holder of Capital Stock shall have the right to cumulate their votes in the election of directors.

     Dividends. Class A Preferred Stock will pay non-cumulative annual dividends of $0.25, payable quarterly, on the last day of January, April, July, and October, if and when authorized

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and declared by the Board of Directors of the Corporation. Dividends may not be
declared unless the requirements for the payment of dividends under Arkansas law are met, and are payable only if and to the extent that the Board of Directors determines that earnings are available. The Class A Preferred Stock has preference over the Class B Preferred Stock and the Common Stock for the payment of dividends; therefore, dividends may not be paid on the Class B Preferred Stock or Common Stock until the dividends on the Class A Preferred Stock for the corresponding period have been paid in full. No interest shall be payable on any declared and unpaid dividends.

     Preference on Liquidation, Dissolution or Winding Up. The Class A Preferred Stock has priority over the Common Stock in the event of liquidation, dissolution, or winding up of the Corporation. In that event, holders of Class A Preferred Stock shall be entitled to receive $10.00 per share plus any declared and unpaid dividends then due before any payment is made to the holders of Common Stock. However, once these payments are made, the holders of Class A Preferred Stock are not entitled to any further payments. After payments to the holders of Class A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of the Corporation with any other corporation or a sale of all or substantially all of the Corporation's assets shall not be considered a dissolution, liquidation or winding up of the Corporation for purposes of these provisions.

     Convertible Shares. The Class A Preferred Stock may be converted (the "Conversion" or "Convert"), at the election of the holder, into Common Stock upon the earlier of:

     (a) the expiration of thirty (30) months after the date the first share of Class A Preferred Stock is issued, or


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     (b) one hundred eighty (180) days following the date any shares of Common
Stock are registered with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, in connection with an initial public offering of the Common Stock.

     To Convert the shares of Class A Preferred Stock to Common Stock, the holder of Class A Preferred Stock shall surrender and deliver, duly endorsed in blank, signature guaranteed, the certificate or certificates representing the shares to be Converted to the Secretary of the Corporation at the Corporation's principal offices, and at the same time notify the Secretary in writing over his or her signature that he or she desires to Convert his or her Preferred Stock into Common Stock pursuant to these provisions. Each share of Class A Preferred Stock properly surrendered for conversion shall be converted into 0.263158 shares of Common Stock. No factional shares of Common Stock shall be issued to any former holder of Class A Preferred Stock as part of the Conversion; instead a holder shall be entitled to receive, in lieu of a fractional share an amount payable in cash equal to the fraction of a share of Common Stock they otherwise would be entitled to receive multiplied by $38.00.

     Redemption. The Class A Preferred Stock is redeemable (the "Redemption" or "Redeem") at the option of the Corporation in whole or in part at any time after thirty (30) months from the date the first share of Class A Preferred Stock is issued or prior to the expiration of such 30 months if the Common Stock of the Corporation becomes publicly traded and (a) the last reported trade is equal to or greater than Thirty-eight Dollars ($38) per share for twenty (20) consecutive trading days, or (b) if the trades are quoted a "bid and ask" price basis, the mean between the bid and ask prices is equal to or greater than $38 per share for twenty (20) consecutive trading days. In the event the Corporation elects to Redeem any Class A Preferred Stock, all of the Class A Preferred Stock must and shall be Redeemed. In such event, the


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Corporation shall provide written notice ("Notice") to holders of the Class A
Preferred Stock. Upon receipt of such Notice, and within the time period required by the Notice, each holder of Class A Preferred Stock shall (a) tender to the Corporation the certificate(s) for his or her shares (the "Certificate(s)") duly endorsed by the holder as the holder's name appears on such Certificate(s), for transfer to the Corporation; (b) execute a separate Irrevocable Stock Power, provided with the Notice; (c) complete any and all other requirements deemed necessary by the Corporation's directors; and (d) return the Irrevocable Stock Power and the Certificate(s) to the Secretary of the Corporation at the Corporation's principal offices, or as otherwise instructed in the Notice. Upon receipt of the Irrevocable Stock Power and the Certificate(s), and any other required documentation, the Corporation shall issue to each holder of Class A Preferred Stock 0.263158 shares of Common Stock in exchange for one share of Class A Preferred Stock. No fractional shares of Common Stock shall be issued to any former holder of Class A Preferred Stock as part of the Redemption; instead a holder shall be entitled to receive, in lieu of a fractional share an amount payable in cash equal to the fraction of a share of Common Stock they otherwise would be entitled to receive multiplied by $38.00. In the event a Redemption occurs as provided herein prior to the end of a quarter in which the Board declares a dividend, a holder of the Class A Preferred Stock being Redeemed shall be entitled to receive an amount of such dividend pro rated for the number of days in the quarter prior to the date of the Notice of Redemption.

     Anti-dilution. If prior to the Conversion or Redemption, the outstanding shares of Common Stock are increased or decreased, or are changed into a different number of shares or a different class by reason of any merger, recapitalization, reclassification, stock split, or similar transaction, or if a stock dividend shall be paid, an appropriate and proportionate adjustment or


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adjustments will be made to the ratio by which a share of Common Stock, or a fraction thereof, is to be issued in exchange for each share of Class A Preferred Stock.

     Class B Preferred Stock. The Class B Preferred Stock shall contain such preferences, limitations, relative rights and terms as the Board of Directors of the Corporation, acting pursuant to the authority contained herein and in Arkansas Code Ann. Section 4-27-602 et seq., may determine; provided, however, that before issuing any shares of Class B Preferred Stock, the Corporation shall file with the Secretary of State of Arkansas Articles of Amendment containing the text of the amendment, preferences, limitations, relative rights and terms of the Class B Preferred Stock, and provided further, that the holders of the Class B Preferred Stock shall have no greater preferences or relative rights than have the holders of Class A Preferred Stock.

     EXECUTED this 23rd day of October, 2003.


                                        /S/ JOHN ALLISON
                                        ----------------------------------------
                                        John Allison, Chairman


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